Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS RECORD THIRD QUARTER 2020 EARNINGS
Scottsdale, Arizona (November 3, 2020) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results and provided an update on business operations and activity for the quarter ended September 30, 2020.
Recent Highlights
•Reported net loss attributable to common stockholders of $0.03 per diluted share, which included a $0.12 per share impact from debt extinguishment costs.
•Reported FFO as defined by NAREIT of $0.31 per diluted share, which included a $0.12 per share impact from debt extinguishment costs.
•Reported Normalized FFO of $0.43 per diluted share, a record level of earnings for HTA.
•Reported Normalized FAD of $82.4 million, a record level for HTA.
•Raised our quarterly dividend for the 7th consecutive year.
•Signed 1.1 million square feet of leases in the quarter. Renewal releasing spreads were 7.4% on a cash basis, while same property tenant retention was 89%.
•Cash rental collections within the period were equal to 102% of 3Q charges, including collections on prior period accounts receivable. For 3Q charges only, we collected or deferred 99% of 3Q rents.
•Reported Same-Property Cash Net Operating Income (“NOI”) growth of 0.5% compared to Q3 2019. Our same-property cash NOI in the period was 2.5% excluding the impact of $2.4 million in free rent associated with the 500,000 SF of early renewals signed in Q2 2020, of which 82% were with health systems in our key markets.
•Completed our initial development started by HTA. This 127,000 SF Class A medical office building ("MOB") development in Raleigh, NC is anchored by WakeMed Health System and is currently 71% leased.
•Raised $800 million of senior unsecured notes at a coupon of 2% per annum. Proceeds were used to repay approximately $600 million of existing debt. Combined with our outstanding forward equity of $277.5 million, we now have over $1.5 billion of available capital to deploy.

Portfolio Performance
•Our portfolio had a leased rate of 90.1% by gross leasable area (“GLA”) and an occupancy rate of 89.5% by GLA. HTA executed approximately 1.1 million square feet of leases, including 155 thousand square feet of new leases and 946 thousand square feet of renewals. Re-leasing spreads increased to 7.4% and tenant retention for the Same-Property portfolio was 89% by GLA for Q3 2020.
•In Q3 2020, our total cash collections (including collections on prior period receivables) totaled 102% of our Q3 charges. For Q3 charges only, we collected or deferred 99% of our total monthly rents that are contractually due and owed, with cash collections totaling approximately 97% of monthly rents. Our October collections continue to be consistent with Q3.
•In total, we have approved deferral plans that total approximately $11.0 million, of which approximately $3.7 million have been repaid through October 28, 2020. The remainder are expected to be repaid within the next 6 to 12 months. We have not approved any material deferrals in October.

Investment Activity
During the quarter, we completed and delivered a 127,000 SF, Class A MOB within the Raleigh metropolitan area in Cary, North Carolina which replaced approximately 45,000 SF of Class B MOBs on the site. The MOB is 71% leased, had incremental construction costs of approximately $44 million, and is projected to yield between 7.75% and 8.0% on construction costs upon full lease-up.

Our remaining 3 developments in California, Florida, and Texas continue to progress, and we anticipate funding approximately $25 - $30 million in Q4 in connection with these developments which will be delivered between Q1 and Q3 2021.

In Q3 we acquired an on-campus MOB in Salt Lake City, Utah for $11.1M, consisting of 47,000 square feet which is approximately 95% leased. We continue to see increased momentum in our acquisition pipeline and anticipate transacting on accretive investments in Q4 2020 and into 2021 utilizing capital already raised, subject to our application of our normal investment evaluation and diligence.

Capital Activity and Liquidity
•On September 14, 2020, HTA priced $800 million of 2.00% senior unsecured notes due to mature in March 2031, which settled on September 28, 2020. The net proceeds were utilized to redeem $300 million of our outstanding 3.70% 2023 notes, pay down our revolver balance and pay off our remaining outstanding secured debt. The remaining proceeds will be utilized for general corporate purposes, including providing long-term financing to our pending or completed acquisitions and developments.
•As of the end of the quarter, HTA had $277.5 million of equity to be settled on a forward basis with the issuance of approximately 9.4 million shares of common stock, subject to adjustment for costs to borrow under the terms of the applicable equity distribution agreements.
•HTA ended Q3 2020 with total leverage of (i) 32.6%, measured as debt less cash and cash equivalents to total capitalization, and (ii) 5.7x net debt to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”). Including the impact of the unsettled forward equity agreements, leverage would be 29.4% and 5.1x, respectively.
•HTA ended Q3 with total liquidity of $1.5 billion, inclusive of $1.0 billion available on our unsecured revolving credit facility, $277.5 million of unsettled equity forward transactions and $227.1 million of cash and cash equivalents. HTA has no current debt due and no debt maturities until 2023.

Dividend
On September 22,2020, HTA’s Board of Directors announced a quarterly cash dividend of $0.320 per share of common stock and per Operating Partnership Unit, paid on October 9, 2020 to stockholders of record on October 2, 2020. This marks the 7th consecutive year of dividend increases to our shareholders.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, comprising approximately 25.1 million square feet of GLA, with $7.4 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; the availability of financing; and pandemics and other health concerns, and the measures intended to prevent their spread, including the currently ongoing COVID-19 pandemic, and potential material adverse effect these may have on our business, results of operations, cash flows and financial condition. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2019 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Wednesday, November 4, 2020 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time) to review its financial performance and operating results for the three and nine months ended September 30, 2020.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10148974
Available November 4, 2020 (one hour after the end of the conference call) to December 4, 2020 at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except for share and per share data)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Real estate investments:
Land	$587,363	$584,546
Building and improvements	6,385,863	6,252,854
Lease intangibles	619,048	628,066
Construction in progress	44,128	28,150
	7,636,402	7,493,616
Accumulated depreciation and amortization	(1,642,827)	(1,447,815)
Real estate investments, net	5,993,575	6,045,801
Investment in unconsolidated joint venture	64,756	65,888
Cash and cash equivalents	227,138	32,713
Restricted cash	4,108	4,903
Receivables and other assets, net	239,641	237,024
Right-of-use assets - operating leases, net	234,846	239,867
Other intangibles, net	10,508	12,553
Total assets	$6,774,572	$6,638,749
LIABILITIES AND EQUITY
Liabilities:
Debt	$3,026,534	$2,749,775
Accounts payable and accrued liabilities	168,696	171,698
Derivative financial instruments - interest rate swaps	16,697	29
Security deposits, prepaid rent and other liabilities	56,263	49,174
Lease liabilities - operating leases	198,445	198,650
Intangible liabilities, net	33,586	38,779
Total liabilities	3,500,221	3,208,105
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 218,566,057 and 216,453,312 shares issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	2,186	2,165
Additional paid-in capital	4,914,767	4,854,042
Accumulated other comprehensive income	(18,747)	4,546
Cumulative dividends in excess of earnings	(1,685,813)	(1,502,744)
Total stockholders’ equity	3,212,393	3,358,009
Noncontrolling interests	61,958	72,635
Total equity	3,274,351	3,430,644
Total liabilities and equity	$6,774,572	$6,638,749

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues:
Rental income	$187,258	$174,844	$551,459	$515,328
Interest and other operating income	68	160	488	399
Total revenues	187,326	175,004	551,947	515,727
Expenses:
Rental	57,248	53,807	170,310	158,213
General and administrative	10,670	9,788	32,348	31,157
Transaction	125	522	297	858
Depreciation and amortization	75,892	73,820	228,484	211,730
Interest expense	23,136	24,625	71,285	72,601
Total expenses	167,071	162,562	502,724	474,559
Gain (loss) on sale of real estate, net	—	—	1,991	(37)
Loss on extinguishment of debt, net	(27,726)	(21,646)	(27,726)	(21,646)
Income from unconsolidated joint venture	422	422	1,223	1,456
Other income	117	205	290	781
Net (loss) income	$(6,932)	$(8,577)	$25,001	$21,722
Net loss (income) attributable to noncontrolling interests	105	114	(438)	(486)
Net (loss) income attributable to common stockholders	$(6,827)	$(8,463)	$24,563	$21,236
Earnings per common share - basic:
Net (loss) income attributable to common stockholders	$(0.03)	$(0.04)	$0.11	$0.10
Earnings per common share - diluted:
Net (loss) income attributable to common stockholders	$(0.03)	$(0.04)	$0.11	$0.10
Weighted average common shares outstanding:
Basic	218,549	205,277	217,911	205,156
Diluted	218,549	205,277	221,521	209,026
Dividends declared per common share	$0.320	$0.315	$0.950	$0.935

HEALTHCARE TRUST OF AMERICA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$25,001	$21,722
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	211,843	203,392
Share-based compensation expense	7,135	7,828
Income from unconsolidated joint venture	(1,223)	(1,456)
Distributions from unconsolidated joint venture	2,455	2,225
(Gain) loss on sale of real estate, net	(1,991)	37
Loss (gain) on extinguishment of debt, net	27,726	21,646
Changes in operating assets and liabilities:
Receivables and other assets, net	3,282	(2,148)
Accounts payable and accrued liabilities	(11,787)	(19,783)
Security deposits, prepaid rent and other liabilities	7,227	4,919
Net cash provided by operating activities	269,668	238,382
Cash flows from investing activities:
Investments in real estate	(52,553)	(223,168)
Development of real estate	(49,479)	(14,253)
Proceeds from the sale of real estate	6,420	1,193
Capital expenditures	(59,016)	(59,533)
Collection of real estate notes receivable	709	551
Advances on real estate notes receivable	(6,000)	—
Net cash used in investing activities	(159,919)	(295,210)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	1,329,862	365,000
Payments on unsecured revolving credit facility	(1,429,862)	(350,000)
Proceeds from unsecured senior notes	793,568	906,927
Payments on unsecured senior notes	(300,000)	(700,000)
Payments on secured mortgage loans	(114,060)	(96,765)
Deferred financing costs	(6,532)	(6,954)
Debt extinguishment costs	(25,938)	(18,383)
Proceeds from issuance of common stock	50,020	51,804
Issuance of OP Units	1,378	—
Repurchase and cancellation of common stock	(5,094)	(12,159)
Dividends paid	(205,880)	(190,853)
Distributions paid to noncontrolling interest of limited partners	(3,581)	(7,503)
Net cash provided by (used in) financing activities	83,881	(58,886)
Net change in cash, cash equivalents and restricted cash	193,630	(115,714)
Cash, cash equivalents and restricted cash - beginning of period	37,616	133,530
Cash, cash equivalents and restricted cash - end of period	$231,246	$17,816

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(In thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income	$(6,932)	$(8,577)	$25,001	$21,722
General and administrative expenses	10,670	9,788	32,348	31,157
Transaction expenses	125	522	297	858
Depreciation and amortization expense	75,892	73,820	228,484	211,730
Interest expense	23,136	24,625	71,285	72,601
(Gain) loss on sale of real estate, net	—	—	(1,991)	37
Loss on extinguishment of debt, net	27,726	21,646	27,726	21,646
Income from unconsolidated joint venture	(422)	(422)	(1,223)	(1,456)
Other income	(117)	(205)	(290)	(781)
NOI	$130,078	$121,197	$381,637	$357,514
NOI percentage growth	7.3%		6.7%

NOI	$130,078	$121,197	$381,637	$357,514
Straight-line rent adjustments, net	(5,711)	(2,539)	(12,673)	(8,261)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments (1)	(113)	(1,390)	(2,203)	(1,872)
Notes receivable interest income	(11)	(23)	(152)	(75)
Other normalizing adjustments (2)	—	—	5,031	—
Cash NOI	$124,243	$117,245	$371,640	$347,306
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(7,938)	(928)	(26,200)	(3,483)
Redevelopment Cash NOI	57	(536)	387	(2,468)
Intended for sale Cash NOI	(182)	(145)	(555)	(497)
Same-Property Cash NOI (3)	$116,180	$115,636	$345,272	$340,858
Same-Property Cash NOI percentage growth	0.5%		1.3%

(1) The presentation includes certain adjustments to allow for the consistent treatment of items impacted by Topic 842-Leases.
(2) Other normalizing adjustments includes the following: Non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $314 thousand, and incremental personal protective equipment of $45 thousand for the nine months ended September 30, 2020. There were no other normalizing adjustments for the three months ended September 30, 2020.
(3) Same-Property includes 417 and 412 buildings for the three and nine months ended September 30, 2020 and 2019, respectively.

NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of HTA’s financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; (iii) notes receivable interest income; and (iv) other normalizing adjustments. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (loss) income attributable to common stockholders	$(6,827)	$(8,463)	$24,563	$21,236
Depreciation and amortization expense related to investments in real estate	74,848	73,042	225,354	209,814
(Gain) loss on sale of real estate, net	—	—	(1,991)	37
Proportionate share of joint venture depreciation and amortization	468	468	1,443	1,390
FFO attributable to common stockholders	$68,489	$65,047	$249,369	$232,477
Transaction expenses	125	522	297	858
Loss on extinguishment of debt, net	27,726	21,646	27,726	21,646
Noncontrolling (loss) income from OP units included in diluted shares	(105)	(114)	438	420
Other normalizing adjustments (1)	—	—	5,031	—
Normalized FFO attributable to common stockholders	$96,235	$87,101	$282,861	$255,401
Non-cash compensation expense	1,832	2,337	7,135	7,828
Straight-line rent adjustments, net	(5,711)	(2,539)	(12,673)	(8,261)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	599	(612)	504	45
Deferred revenue - tenant improvement related and other	—	(1)	—	(4)
Amortization of deferred financing costs and debt discount/premium, net	1,275	1,469	3,262	4,281
Recurring capital expenditures, tenant improvements and leasing commissions	(11,811)	(16,876)	(43,744)	(42,140)
Normalized FAD attributable to common stockholders	$82,419	$70,879	$237,345	$217,150

Net (loss) income attributable to common stockholders per diluted share	$(0.03)	$(0.04)	$0.11	$0.10
FFO adjustments per diluted share, net	0.34	0.35	1.02	1.01
FFO attributable to common stockholders per diluted share	$0.31	$0.31	$1.13	$1.11
Normalized FFO adjustments per diluted share, net	0.12	0.11	0.15	0.11
Normalized FFO attributable to common stockholders per diluted share	$0.43	$0.42	$1.28	$1.22

Weighted average diluted common shares outstanding	222,101	209,072	221,521	209,026
(1) Other normalizing adjustments includes the following: Non-recurring bad debt of $4,672 thousand, incremental hazard pay to facilities employees of $314 thousand, and incremental personal protective equipment of $45 thousand for the nine months ended September 30, 2020. There were no other normalizing adjustments for the three months ended September 30, 2020.
HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) noncontrolling income or loss from OP Units included in diluted shares; and (iv) other normalizing adjustments, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) non-cash compensation expense; (ii) straight-line rent adjustments; (iii) amortization of below and above market leases/leasehold interests and corporate assets; (iv) deferred revenue - tenant improvement related and other income; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.

HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

Three Months Ended
September 30, 2020
Net loss	$(6,932)
Interest expense	23,136
Depreciation and amortization expense	75,892
Proportionate share of joint venture depreciation and amortization	468
EBITDAre	$92,564
Transaction expenses	125
Loss on extinguishment of debt, net	27,726
Non-cash compensation expense	1,832
Pro forma impact of acquisitions	235
Adjusted EBITDAre	$122,482

Adjusted EBITDAre, annualized	$489,928

As of September 30, 2020:
Debt	$3,026,534
Less: cash and cash equivalents	227,138
Net Debt	$2,799,396

Net Debt to Adjusted EBITDAre	5.7x

As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization; (iv) impairment; (v) gain or loss on the sale of real estate; and (vi) the proportionate share of joint venture depreciation and amortization.
Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing adjustments. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.